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                                  EXHIBIT 12.1

                             COMPUTATION OF RATIOS

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NET INCOME PER SHARE                 =   NET INCOME/AVERAGE COMMON SHARES
                                          OUTSTANDING

CASH DIVIDENDS PER SHARE             =   DIVIDENDS PAID/AVERAGE COMMON SHARES
                                          OUTSTANDING

BOOK VALUE PER SHARE                 =   TOTAL SHAREHOLDERS' EQUITY/AVERAGE
                                          COMMON SHARES OUTSTANDING

RETURN ON AVERAGE ASSETS             =   NET INCOME/AVERAGE ASSETS

RETURN ON AVERAGE SHAREHOLDERS'      =   NET INCOME/AVERAGE SHAREHOLDERS'
 EQUITY                                   EQUITY

NET INTEREST MARGIN                  =   NET INTEREST INCOME/AVERAGE EARNING
                                          ASSETS

NON-INTEREST EXPENSE TO AVERAGE      =   NON-INTEREST EXPENSE/AVERAGE ASSETS
 ASSETS

EFFICIENCY RATIO                     =   TOTAL EXPENSES/(NET INTEREST INCOME
                                          PLUS NON-INTEREST INCOME)

AVERAGE LOANS TO DEPOSITS            =   AVERAGE NET LOANS/AVERAGE
                                          DEPOSITS OUTSTANDING

DIVIDEND PAYOUT                      =   DIVIDENDS DECLARED/NET INCOME

AVERAGE SHAREHOLDERS' EQUITY TO      =   AVERAGE SHAREHOLDERS' EQUITY/
 AVERAGE ASSETS                           AVERAGE ASSETS

TIER 1 CAPITAL RATIO                 =   SHAREHOLDERS' EQUITY--INTANGIBLE
                                          ASSETS--SECURITIES MARK-TO-MARKET
                                          CAPITAL RESERVE (TIER 1
                                          CAPITAL)/RISK
                                          ADJUSTED ASSETS

TOTAL CAPITAL RATIO                  =   TIER 1 CAPITAL PLUS ALLOWANCE FOR
                                          LOAN LOSSES/RISK ADJUSTED ASSETS

TIER 1 LEVERAGE RATIO                =   TIER 1 CAPITAL/TOTAL ASSETS

NET CHARGE-OFFS TO AVERAGE LOANS     =   (GROSS CHARGE-OFFS LESS RECOVERIES)/
                                          AVERAGE NET LOANS

NON-PERFORMING LOANS TO PERIOD END   =   (NONACCRUAL LOANS PLUS LOANS PAST
 LOANS                                    DUE 90 DAYS OR GREATER)/(GROSS
                                          LOANS NET OF UNEARNED INTEREST)

NON-PERFORMING ASSETS TO PERIOD END  =   (NONACCRUAL LOANS PLUS LOANS PAST
 ASSETS                                   DUE 90 DAYS OR GREATER PLUS OTHER
                                          REAL ESTATE)/TOTAL ASSETS

ALLOWANCE FOR LOAN LOSSES TO PERIOD  =   LOAN LOSS RESERVE/(GROSS LOANS NET
 END LOANS                                OF UNEARNED INTEREST)

ALLOWANCE FOR LOAN LOSSES TO NON-    =   LOAN LOSS RESERVE/(NONACCRUAL LOANS
 PERFORMING LOANS                         PLUS LOANS PAST DUE 90 DAYS OR
                                          GREATER)
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